Exhibit 99.1

PENN MILLERS HOLDING CORPORATION TO BE ACQUIRED BY ACE LIMITED

WILKES-BARRE, PA (September 8, 2011) – Penn Millers Holding Corporation (NASDAQ: PMIC), which provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company, today announced that it has entered into a definitive agreement on September 7, 2011 to be acquired by a subsidiary of ACE Limited (“ACE”) for $20.50 per share in cash.

The purchase price represents:

•  a premium of 39% over the $14.75 per share closing price of PMIC on August 15, 2011, the date of its announcement that it was reviewing strategic alternatives.

•  approximately 101% of book value (108% of fully diluted book value) of Penn Millers at June 30, 2011.

• 205% of PMIC’s IPO price of $10.00 per share on October 18, 2009.

Douglas A. Gaudet, CPCU, President and CEO of Penn Millers, stated, “This transaction delivers outstanding returns to our shareholders and additional benefits to our policyholders, agents, brokers, and employees. We are excited to join ACE, one of the largest and most respected insurance companies in the world. We believe ACE’s national platform and product capabilities will provide strong growth opportunities to our well-established agency network. Our state-of-the-art loss control and claim services in agribusiness and other specialty niches will round out ACE’s agricultural insurance capabilities.”

F. Kenneth Ackerman, Chairman of the Board of Penn Millers, further commented, “We are pleased to have found a strategic, well-respected partner in ACE, which shares our mission of providing superior insurance products and customer service and is committed to the long-term success of the agribusiness insurance industry. The process that led to this transaction was closely overseen by a Special Committee consisting entirely of independent directors. Our board believes this transaction provides a superior reward to our shareholders for entrusting their risk capital to us. The new partnership will also benefit our other stakeholders. We are pleased that ACE anticipates maintaining our Wilkes-Barre, PA location.”

The Board of Directors of Penn Millers has unanimously approved the proposed merger for submission via a proxy statement to Penn Millers’ shareholders. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by a majority at a special meeting of Penn Millers’ shareholders.

There is no financing condition and the purchase price will be made with ACE’s available cash. The transaction is expected to close by the end of first quarter 2012.

Willis Capital Markets & Advisory is acting as exclusive financial advisor to Penn Millers’ Special Committee and provided an opinion (subject to the assumptions, qualifications and limitations set forth therein) to the Board of Directors of Penn Millers in connection with the proposed transaction. Ballard Spahr LLP is providing legal advice to the independent directors of Penn Millers.

About Penn Millers Holding Corporation

Penn Millers Holding Corporation provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 34 states. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is www.pennmillers.com.

Forward-Looking Statements

Some of the statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “stand to,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward- looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the Company shareholder approval or the failure to satisfy other conditions to completion of the proposed merger, including receipt of regulatory approvals; risks that the proposed merger disrupts current plans and operations; the ability to retain key personnel through the closing of the merger; the ability to recognize the benefits of the proposed merger; the amount of the costs, fees, expenses and charges related to the proposed merger, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Additional Information and Where to Find it

This press release is not, and is not intended to be, a solicitation of any shareholder vote, consent, or approval of any transaction. Penn Millers intends to file a proxy statement with the SEC in connection with shareholder approval of the proposed merger. Penn Millers’ officers and directors may be participants in the solicitation of proxies from Penn Millers’ shareholders with respect to the merger. Information about Penn Millers’ executive officers and directors, their ownership of Penn Millers’ common stock and their direct and indirect interests in the merger will be described in the preliminary and definitive proxy statements regarding the merger. The definitive proxy statement will be mailed to Penn Millers’ shareholders, who are urged to read the proxy statement and other relevant materials that are or may be filed with the SEC when they become available because they will contain important information about Penn Millers and the merger. Shareholders may obtain copies of these documents and other documents filed with the SEC at the SEC’s website, www.sec.gov. or at Penn Millers’ website, www.pennmillers.com.

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